Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
GATX CORPORATION REPORTS 2019 FOURTH-QUARTER AND FULL-YEAR RESULTS

CHICAGO, Jan. 23, 2020 - GATX Corporation (NYSE: GATX) today reported 2019 fourth-quarter net income of $56.6 million or $1.59 per diluted share, compared to net income of $49.2 million or $1.30 per diluted share in the fourth quarter of 2018. The 2019 fourth-quarter results include a net casualty gain of approximately $8.1 million or $0.23 per diluted share, attributed to an insurance recovery for a damaged vessel at American Steamship Company (ASC). 2018 fourth quarter results include a net benefit from Tax Adjustments and Other Items of $17.3 million or $0.46 per diluted share.
Net income for the full-year 2019 was $211.2 million or $5.81 per diluted share, compared to $211.3 million or $5.52 per diluted share in the prior year. The 2019 and 2018 full-year results include net benefits from Tax Adjustments and Other Items of $0.30 per diluted share in each year. Details related to Tax Adjustments and Other Items are provided in the attached Supplemental Information.
“Despite the uncertain global economy, we exceeded our original expectations and produced excellent financial results in 2019,” said Brian A. Kenney, president and chief executive officer of GATX. “In Rail North America, a continuing market oversupply of railcars, coupled with reduced carload volume and increased railroad velocity, put pressure on lease rates throughout the year. However, our commercial team’s outstanding performance in maintaining 99% fleet utilization combined with further efficiency improvements in our maintenance network resulted in Rail North America exceeding its segment profit expectations.
“Rail International performed near expectations in local currency, as demand for our railcars remained strong in Europe and India. Fleet utilization at GATX Rail Europe ended the year above 99%, and our fleet at Rail India grew to almost 3,700 railcars. The pace of investment at both entities was constrained by increasing new car production backlogs. Within Portfolio Management, our Rolls-Royce and Partners Finance affiliates significantly exceeded our expectations due to continued high demand for aircraft spare engines and strong residual realization.

Finally, American Steamship Company delivered a solid year, supported by a combination of favorable weather conditions and high water levels.”
Mr. Kenney added, “For 2020, we anticipate declining performance at Rail North America to be offset by increasingly strong performance in Rail International and Portfolio Management. Specifically, we expect the aforementioned market challenges in the North American rail industry to persist in 2020. Revenue pressure on the existing fleet should continue as the average lease rate on lease renewals should be lower than the average expiring lease rate. This will be the main driver behind lower segment profit in Rail North America in 2020.
“Rail International’s 2020 segment profit is expected to increase due to continued strong demand for new and existing railcars in Europe and India. We also anticipate Portfolio Management to generate higher segment profit in 2020, as our Rolls-Royce and Partners Finance affiliates continue to produce strong results. Lastly, ASC’s segment profit is expected to decline slightly in 2020 due to lower tonnage.”
Mr. Kenney concluded, “Based on these factors, we currently expect 2020 earnings to be in the range of $5.50 to $5.80 per diluted share – continued excellent performance given the headwinds in the North American railcar leasing market.”
RAIL NORTH AMERICA
Rail North America reported segment profit of $61.1 million in the fourth quarter of 2019, compared to $66.6 million in the fourth quarter of 2018. Segment profit was impacted by lower lease revenue in the quarter. Full-year 2019 Rail North America reported segment profit of $276.2 million, compared to $307.9 million in 2018. Higher revenues in 2019 were more than offset by lower gains on asset dispositions and higher ownership costs in 2019, resulting in lower segment profit.
At Dec. 31, 2019, Rail North America’s wholly owned fleet was approximately 118,000 cars, including more than 15,000 boxcars. The following fleet statistics exclude the boxcar fleet.
Fleet utilization was 99.3% at the end of the fourth quarter, compared to 99.2% at the end of the prior quarter and 99.4% at 2018 year end. During the fourth quarter, the renewal lease rate change of the GATX Lease Price Index (LPI) was negative 9.1%. This compares to negative 7.7% in the prior quarter and negative 0.9% in the fourth quarter of 2018. The average lease renewal term for all cars included in the LPI during the fourth quarter was 37 months, compared to 40 months in the prior quarter and 43 months in the fourth quarter of 2018. The fourth-quarter renewal success rate was 84.0%, compared to 75.2% at the end of the prior quarter and 88.9% at 2018 year end.

For full-year 2019, the renewal lease rate change of the LPI was negative 3.9% and the average renewal term was 39 months, compared to negative 9.8% and 38 months in 2018. The renewal success rate for 2019 was 82.2%, compared to 82.9% in 2018. Asset remarketing income for the year was $58.9 million and total investment volume was $502.2 million.
Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.
RAIL INTERNATIONAL
Rail International’s segment profit was $22.9 million in the fourth quarter of 2019, compared to $16.1 million in the fourth quarter of 2018. Rail International reported full-year segment profit of $78.9 million in 2019, compared to $68.6 million in 2018. The year-to-date 2018 results include $9.5 million of expense ($6.4 million after-tax) related to the closure of GATX Rail Europe’s (GRE) railcar maintenance facility in Germany. Excluding this expense, full-year 2019 segment profit was favorable to 2018 primarily driven by more railcars on lease, partly offset by foreign exchange impacts.
At the end of 2019, GRE’s fleet consisted of approximately 24,600 cars and utilization was 99.3%, compared to 99.4% at the end of the prior quarter and 98.8% at 2018 year end.
Additional fleet statistics for GRE are provided on the last page of this press release.
PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $27.5 million in the fourth quarter of 2019, compared to $4.4 million in the fourth quarter of 2018. Segment profit year-to-date 2019 was $62.4 million, compared to $38.7 million for the same period of 2018.
The increase in quarter and full-year 2019 segment profit is primarily attributable to stronger operating performance and higher remarketing income at the Rolls-Royce and Partners Finance affiliates.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (ASC) reported segment profit of $19.4 million in the fourth quarter of 2019, compared to $12.3 million a year ago. Segment profit for full-year 2019 was $46.1 million, compared to $33.0 million in 2018. The 2019-quarter and year-to-date results include a $10.5 million net casualty gain ($8.1 million after-tax) related to an insurance recovery for a vessel heavily damaged by fire and written off. Excluding this impact, the increase in 2019 full-year segment profit was primarily attributable to favorable operating conditions and efficient fleet performance.
In 2019, ASC operated 11 vessels and carried approximately 27.0 million of net tons of cargo, compared to 11 vessels that carried 26.2 million net tons in 2018.
COMPANY DESCRIPTION
GATX Corporation (NYSE: GATX) strives to be recognized as the finest railcar leasing company in the world by our customers, our shareholders, our employees and the communities where we operate. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for more than 121 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company’s website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2019 fourth-quarter and full-year results. Call details are as follows:
Thursday, Jan. 23, 2020
11 a.m. Eastern Time
Domestic Dial-In: 1-800-367-2403
International Dial-In: 1-334-777-6978
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 5963145

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
Statements in this Earnings Release not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.
The following factors, in addition to those discussed in our other filings with the SEC, including our Form 10-K for the year ended December 31, 2018 and subsequent reports on Form 10-Q, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•
exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving our railcars
•
inability to maintain our transportation assets on lease at satisfactory rates due to oversupply of assets in the market or other changes in supply and demand
•
a significant decline in customer demand for our assets or services, including as a result of:
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weak macroeconomic conditions
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weak market conditions in our customers' businesses
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declines in harvest or production volumes
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adverse changes in the price of, or demand for, commodities
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changes in railroad operations or efficiency
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changes in railroad pricing and service offerings, including those related to "precision scheduled railroading"
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changes in supply chains
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availability of pipelines, trucks, and other alternative modes of transportation
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changes in condition affecting the aviation industry, including geographic exposure and customer concentrations
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other operational or commercial needs or decisions of our customers
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customers' desire to buy, rather than lease, our transportation assets
•
higher costs associated with increased assignments of our transportation assets following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives
•
events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure

•
financial and operational risks associated with long-term railcar purchase commitments, including increased costs due to tariffs or trade disputes
•
reduced opportunities to generate asset remarketing income
•
operational and financial risks related to our affiliate investments, including the Rolls-Royce & Partners Finance joint ventures and the durability and reliability of aircraft engines
•
fluctuations in foreign exchange rates
•
failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
•
asset impairment charges we may be required to recognize
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deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
•
uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021
•
competitive factors in our primary markets, including competitors with a significantly lower cost of capital than GATX
•
risks related to our international operations and expansion into new geographic markets, including the inability to access railcar supply and the imposition of new or additional tariffs, quotas, or trade barriers
•
changes in, or failure to comply with, laws, rules, and regulations
•
inability to obtain cost-effective insurance
•
environmental remediation costs
•
our assets may become obsolete
•
inadequate allowances to cover credit losses in our portfolio
•
operational, functional and regulatory risks associated with severe weather events, climate change and natural disasters
•
inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of or business

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Shari Hellerman
Director, Investor Relations
GATX Corporation
312-621-4285
shari.hellerman@gatx.com

Investor, corporate, financial, historical financial, and news release information may be found at www.gatx.com.

(1/23/2020)

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31

	2019	2018	2019	2018
Revenues
Lease revenue	$272.8	$271.7	$1,092.7	$1,087.8
Marine operating revenue	58.9	65.2	195.7	196.0
Other revenue	25.0	19.5	105.4	77.1
Total Revenues	356.7	356.4	1,393.8	1,360.9
Expenses
Maintenance expense	87.6	81.1	338.9	321.8
Marine operating expense	40.4	41.4	133.2	130.9
Depreciation expense	84.6	81.8	331.9	321.9
Operating lease expense	13.3	12.1	54.4	49.6
Other operating expense	7.8	6.9	31.3	33.1
Selling, general and administrative expense	53.0	53.5	188.6	191.1
Total Expenses	286.7	276.8	1,078.3	1,048.4
Other Income (Expense)
Net gain on asset dispositions	15.2	0.3	62.1	72.8
Interest expense, net	(46.7)	(43.9)	(186.6)	(168.6)
Other expense	(2.3)	(6.7)	(7.9)	(21.6)
Income before Income Taxes and Share of Affiliates’ Earnings	36.2	29.3	183.1	195.1
Income taxes	(12.5)	8.7	(48.4)	(34.1)
Share of affiliates’ earnings, net of taxes	32.9	11.2	76.5	50.3
Net Income	$56.6	$49.2	$211.2	$211.3

Share Data
Basic earnings per share	$1.62	$1.32	$5.92	$5.62
Average number of common shares	34.9	37.1	35.7	37.6
Diluted earnings per share	$1.59	$1.30	$5.81	$5.52
Average number of common shares and common share equivalents	35.6	37.8	36.4	38.3
Dividends declared per common share	$0.46	$0.44	$1.84	$1.76

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31	December 31
	2019	2018
Assets
Cash and Cash Equivalents	$151.0	$100.2
Restricted Cash	—	6.5
Receivables
Rent and other receivables	87.1	87.0
Finance leases (as lessor)	90.3	126.4
Less: allowance for losses	(6.2)	(6.4)
	171.2	207.0

Operating Assets and Facilities	9,897.4	9,545.9
Less: allowance for depreciation	(3,190.2)	(3,013.2)
	6,707.2	6,532.7
Lease Assets (as lessee)
Right of use assets, net of accumulated depreciation	413.9	—
Finance leases, net of accumulated depreciation	8.9	16.8
	422.8	16.8

Investments in Affiliated Companies	512.6	464.5
Goodwill	81.5	82.9
Other Assets	238.8	206.1
Total Assets	$8,285.1	$7,616.7

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$149.1	$177.5
Debt
Commercial paper and borrowings under bank credit facilities	15.8	110.8
Recourse	4,780.4	4,429.7
	4,796.2	4,540.5
Lease Obligations (as lessee)
Operating leases	432.3	—
Finance leases	7.9	11.3
	440.2	11.3

Deferred Income Taxes	924.3	877.8
Other Liabilities	140.2	221.5
Total Liabilities	6,450.0	5,828.6
Total Shareholders’ Equity	1,835.1	1,788.1
Total Liabilities and Shareholders’ Equity	$8,285.1	$7,616.7

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2019
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$214.0	$57.5	$0.2	$1.1	$—	$272.8
Marine operating revenue	—	—	3.8	55.1	—	58.9
Other revenue	22.5	2.3	0.2	—	—	25.0
Total Revenues	236.5	59.8	4.2	56.2	—	356.7
Expenses
Maintenance expense	68.1	11.0	—	8.5	—	87.6
Marine operating expense	—	—	6.9	33.5	—	40.4
Depreciation expense	64.3	15.1	1.7	3.5	—	84.6
Operating lease expense	13.3	—	—	—	—	13.3
Other operating expense	4.9	2.6	0.3	—	—	7.8
Total Expenses	150.6	28.7	8.9	45.5	—	233.7
Other Income (Expense)
Net gain (loss) on asset dispositions	10.0	0.5	(5.8)	10.5	—	15.2
Interest (expense) income, net	(33.1)	(10.4)	(2.9)	(1.5)	1.2	(46.7)
Other (expense) income	(1.7)	1.7	—	(0.3)	(2.0)	(2.3)
Share of affiliates’ pre-tax income	—	—	40.9	—	—	40.9
Segment profit (loss)	$61.1	$22.9	$27.5	$19.4	$(0.8)	$130.1
Less:
Selling, general and administrative expense						53.0
Income taxes (includes $8.0 related to affiliates’ earnings)						20.5
Net income						$56.6
Selected Data:
Investment volume	$159.8	$57.1	$—	$0.2	$2.1	$219.2
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$17.6	$0.1	—	$—	$—	$17.7
Residual sharing income	0.1	—	0.4	—	—	0.5
Non-remarketing disposition (losses) gains (1)	(7.3)	0.4	—	10.5	—	3.6
Asset impairments	(0.4)	—	(6.2)	—	—	(6.6)
	$10.0	$0.5	(5.8)	$10.5	$—	$15.2

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2018
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$218.1	$52.4	$0.2	$1.0	$—	$271.7
Marine operating revenue	—	—	3.3	61.9	—	65.2
Other revenue	17.0	2.2	0.3	—	—	19.5
Total Revenues	235.1	54.6	3.8	62.9	—	356.4
Expenses
Maintenance expense	61.9	10.7	—	8.5	—	81.1
Marine operating expense	—	—	3.9	37.5	—	41.4
Depreciation expense	62.7	13.8	1.8	3.5	—	81.8
Operating lease expense	12.1	—	—	—	—	12.1
Other operating expense	5.8	1.5	(0.4)	—	—	6.9
Total Expenses	142.5	26.0	5.3	49.5	—	223.3
Other Income (Expense)
Net gain (loss) on asset dispositions	7.9	(3.4)	(4.2)	—	—	0.3
Interest (expense) income, net	(32.1)	(9.4)	(2.8)	(1.4)	1.8	(43.9)
Other (expense) income	(1.9)	0.3	—	0.3	(5.4)	(6.7)
Share of affiliates’ pre-tax income	0.1	—	12.9	—	—	13.0
Segment profit (loss)	$66.6	$16.1	$4.4	$12.3	$(3.6)	$95.8
Less:
Selling, general and administrative expense						53.5
Income taxes (includes $1.8 related to affiliates’ earnings)						(6.9)
Net income						$49.2
Selected Data:
Investment volume	$322.7	$48.2	$14.1	$—	$21.7	$406.7
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$3.9	$—	$—	$—	$—	$3.9
Residual sharing income	0.5	—	0.3	—	—	0.8
Non-remarketing disposition gains (1)	4.1	0.5	—	—	—	4.6
Asset impairments	(0.6)	(3.9)	(4.5)	—	—	(9.0)
	$7.9	$(3.4)	$(4.2)	$—	$—	$0.3

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2019
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$868.3	$219.2	$1.0	$4.2	$—	$1,092.7
Marine operating revenue	—	—	8.2	187.5	—	195.7
Other revenue	96.2	8.5	0.7	—	—	105.4
Total Revenues	964.5	227.7	9.9	191.7	—	1,393.8
Expenses
Maintenance expense	267.9	46.5	—	24.5	—	338.9
Marine operating expense	—	—	18.9	114.3	—	133.2
Depreciation expense	256.9	57.8	6.6	10.6	—	331.9
Operating lease expense	54.4	—	—	—	—	54.4
Other operating expense	23.9	6.8	0.6	—	—	31.3
Total Expenses	603.1	111.1	26.1	149.4	—	889.7
Other Income (Expense)
Net gain (loss) on asset dispositions	54.6	1.7	(4.7)	10.5	—	62.1
Interest (expense) income, net	(134.5)	(40.6)	(11.2)	(6.1)	5.8	(186.6)
Other (expense) income	(5.3)	1.2	—	(0.6)	(3.2)	(7.9)
Share of affiliates’ pre-tax income	—	—	94.5	—	—	94.5
Segment profit	$276.2	$78.9	$62.4	$46.1	$2.6	$466.2
Less:
Selling, general and administrative expense						188.6
Income taxes (includes $18.0 related to affiliates’ earnings)						66.4
Net income						$211.2
Selected Data:
Investment volume	$502.2	$215.7	$—	$18.9	$4.9	$741.7
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$58.5	$0.1	$—	$—	$—	$58.6
Residual sharing income	0.4	—	1.5	—	—	1.9
Non-remarketing disposition (losses) gains (1)	(3.9)	1.6	—	10.5	—	8.2
Asset impairments	(0.4)	—	(6.2)	—	—	(6.6)
	$54.6	$1.7	$(4.7)	$10.5	$—	$62.1

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2018
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$873.4	$209.3	$1.0	$4.1	$—	$1,087.8
Marine operating revenue	—	—	14.3	181.7	—	196.0
Other revenue	68.1	8.2	0.8	—	—	77.1
Total Revenues	941.5	217.5	16.1	185.8	—	1,360.9
Expenses
Maintenance expense	254.7	44.5	—	22.6	—	321.8
Marine operating expense	—	—	16.8	114.1	—	130.9
Depreciation expense	248.5	55.5	7.3	10.6	—	321.9
Operating lease expense	49.6	—	—	—	—	49.6
Other operating expense	27.3	5.8	—	—	—	33.1
Total Expenses	580.1	105.8	24.1	147.3	—	857.3
Other Income (Expense)
Net gain (loss) on asset dispositions	76.3	(0.2)	(3.4)	0.1	—	72.8
Interest (expense) income, net	(125.2)	(35.9)	(10.4)	(5.7)	8.6	(168.6)
Other (expense) income	(5.2)	(7.0)	—	0.1	(9.5)	(21.6)
Share of affiliates’ pre-tax income	0.6	—	60.5	—	—	61.1
Segment profit (loss)	$307.9	$68.6	$38.7	$33.0	$(0.9)	$447.3
Less:
Selling, general and administrative expense						191.1
Income taxes (includes $10.8 related to affiliates’ earnings)						44.9
Net income						$211.3
Selected Data:
Investment volume	$737.4	$152.7	$14.1	$15.8	$23.4	$943.4
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$64.7	$—	$—	$0.1	$—	$64.8
Residual sharing income	1.4	—	1.1	—	—	2.5
Non-remarketing disposition gains (1)	10.8	3.7	—	—	—	14.5
Asset impairments	(0.6)	(3.9)	(4.5)	—	—	(9.0)
	$76.3	$(0.2)	$(3.4)	$0.1	$—	$72.8

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)

Impact of Tax Adjustments and Other Items on Net Income*

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Net income (GAAP)	$56.6	$49.2	$211.2	$211.3

Adjustments attributable to consolidated pre-tax income:
Net casualty gain at ASC	(10.5)	—	(10.5)	—
Costs related to the closure of a maintenance facility at Rail International	—	0.9	—	9.5
Total adjustments attributable to consolidated pre-tax income	$(10.5)	$0.9	$(10.5)	$9.5
Income taxes thereon, based on applicable effective tax rate	$2.4	$(0.3)	$2.4	$(3.1)
Other income tax adjustments attributable to consolidated income:
Income tax rate change enacted in Alberta, Canada	—	—	(2.8)	—
Impact of the Tax Cuts and Jobs Act of 2017 ("Tax Act")	—	(16.5)	—	(16.5)
Foreign tax credit utilization	—	(1.4)	—	(1.4)
Total other income tax adjustments attributable to consolidated income	$—	$(17.9)	$(2.8)	$(17.9)
Net income, excluding tax adjustments and other items (non-GAAP)	$48.5	$31.9	$200.3	$199.8

Impact of Tax Adjustments and Other Items on Diluted Earnings per Share*

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Diluted earnings per share (GAAP)	$1.59	$1.30	$5.81	$5.52
Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)	$1.36	$0.84	$5.51	$5.22

Impact of Tax Adjustments and Other Items on Return on Equity*

	Twelve Months Ended December 31
	2019	2018
Return on Equity (GAAP)	11.7%	11.8%
Return on Equity, excluding tax adjustments and other items (non-GAAP) (1)	13.5%	13.6%
_________
(1) Shareholders' equity used in this calculation excludes the impact of the Tax Act.

(*) In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components. Specifically, we exclude the effects of certain tax adjustments and other items for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes net income, excluding tax adjustments and other items, when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)

	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Assets by Segment, as adjusted (non-GAAP)*
Rail North America	$5,632.4	$5,611.9	$5,607.7	$5,646.7	$5,651.0
Rail International	1,462.8	1,368.4	1,404.1	1,315.6	1,309.7
Portfolio Management	637.0	637.5	626.6	612.8	601.2
ASC	291.1	319.0	331.2	311.1	297.7
Other	110.8	105.5	96.6	99.4	80.6
Total Assets, excluding cash, as adjusted (non-GAAP)	$8,134.1	$8,042.3	$8,066.2	$7,985.6	$7,940.2
Debt and Lease Obligations, Net of Unrestricted Cash*
Unrestricted cash	$(151.0)	$(48.6)	$(286.6)	$(248.4)	$(100.2)
Commercial paper and bank credit facilities	15.8	112.0	26.0	15.9	110.8
Recourse debt	4,780.4	4,580.2	4,832.5	4,768.1	4,429.7
Operating lease obligations	432.3	440.3	454.5	456.3	—
Finance lease obligations	7.9	—	10.6	11.0	11.3
Total debt and lease obligations, net of unrestricted cash (GAAP)	5,085.4	5,083.9	5,037.0	5,002.9	4,451.6
Off-balance sheet recourse debt (1)	—	—	—	—	430.2
Total debt and lease obligations, net of unrestricted cash, as adjusted (non-GAAP) (2)	$5,085.4	$5,083.9	$5,037.0	$5,002.9	$4,881.8
Shareholders’ Equity	$1,835.1	$1,786.5	$1,834.8	$1,809.2	$1,788.1
Recourse Leverage (3)	2.8	2.8	2.7	2.8	2.7
 _________

(1)	Under the new lease accounting standard, off-balance sheet recourse debt is no longer applicable beginning in 2019.

(2)	Includes on- and off-balance sheet debt, commercial paper and bank credit facilities, and operating and finance lease obligations, net of unrestricted cash.

(3)	Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets, excluding cash (GAAP) to Total Assets, excluding cash, as adjusted (non-GAAP)*
Total Assets	$8,285.1	$8,090.9	$8,353.1	$8,240.2	$7,616.7
Less: cash	(151.0)	(48.6)	(286.9)	(254.6)	(106.7)
Total Assets, excluding cash (GAAP)	8,134.1	8,042.3	8,066.2	7,985.6	7,510.0
Add off-balance sheet assets:
Rail North America	—	—	—	—	430.2
Total Assets, excluding cash, as adjusted (non-GAAP)	$8,134.1	$8,042.3	$8,066.2	$7,985.6	$7,940.2

(*) A portion of our North American railcar fleet is financed through sale-leasebacks that are accounted for as operating leases. Prior to 2019, these railcar assets were not recorded on the balance sheet. Under the new lease accounting standard adopted on January 1, 2019, GATX records these railcar operating leases on the balance sheet as right-of-use assets with corresponding amounts for operating lease liabilities. Prior to 2019, we reported total on- and off-balance sheet assets in our calculation of total assets (as adjusted) because we believed it provided investors a more comprehensive representation of the magnitude of the assets we operated and that drove our financial performance. In addition, this calculation of total assets (as adjusted) provided consistency with other non-financial information we disclosed about our fleet, including the number of railcars in the fleet, average number of cars on lease, and utilization. We also provide information regarding our leverage ratios, which are expressed as a ratio of debt (including off-balance sheet debt) to equity. The off-balance sheet debt amount in this calculation was the equivalent of the off-balance sheet asset amount. We believe reporting this corresponding off-balance sheet debt amount provided investors and other users of our financial statements with a more comprehensive representation of our debt obligations, leverage, and capital structure.

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	(9.1)%	(7.7)%	(2.8)%	5.2%	(0.9)%
Average renewal term (months)	37	40	40	39	43
Fleet Rollforward (2)
Beginning balance	103,255	103,554	104,830	105,472	103,420
Cars added	965	902	661	617	3,120
Cars scrapped	(620)	(513)	(377)	(662)	(387)
Cars sold	(755)	(688)	(1,560)	(597)	(681)
Ending balance	102,845	103,255	103,554	104,830	105,472
Utilization	99.3%	99.2%	99.5%	99.4%	99.4%
Average active railcars	102,309	102,653	104,089	104,613	103,387
Boxcar Fleet
Ending balance	15,264	15,803	15,921	16,006	16,220
Utilization	95.0%	93.5%	94.1%	95.2%	94.2%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	24,211	23,967	23,531	23,412	23,234
Cars added	416	325	491	185	281
Cars scrapped/sold	(66)	(81)	(55)	(66)	(103)
Ending balance	24,561	24,211	23,967	23,531	23,412
Utilization	99.3%	99.4%	98.9%	98.9%	98.8%
Average active railcars	24,216	23,877	23,480	23,105	22,949
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	77.0%	77.4%	77.7%	78.4%	79.5%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	(4.9)%	(3.8)%	(2.9)%	(3.1)%	1.8%
Year-over-year Change in U.S. Carloadings (chemical) (4)	(0.6)%	(0.2)%	(0.1)%	(1.0)%	3.8%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	12.2%	16.6%	23.2%	22.0%	18.2%
Production Backlog at Railcar Manufacturers (5)	n/a (6)	58,127	69,227	73,076	80,223
American Steamship Company Statistics
Total Net Tons Carried (millions)	7.5	9.6	8.7	1.2	8.5
 _________
(1) GATX's Lease Price Index (LPI) is an internally-generated business indicator that measures lease rate pricing on renewals for our North American railcar fleet, excluding boxcars. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).
(6) Not available, not published as of the date of this release.